1 Supplement to Fourth Quarter and Full-Year 2017 Results Press Release 26 February 2018

2 EPS (LPS) Reconciliation In $ millions, except per share amounts Three Months Ended December 31, 2017 As Reported Impairment Charge Bargain Purchase Gain Atwood Transaction Costs Discrete Tax Items Adjusted Net income (loss) from continuing operations attributable to Ensco shares (208.6) 182.9 (140.2) 49.4 19.2 (97.3) Earnings (loss) per share from continuing operations (0.49) 0.43 (0.33) 0.11 0.05 (0.23) In $ millions, except per share amounts Three Months Ended December 31, 2016 As Reported Exchange of Debt for Equity Discrete Tax Items Adjusted Net income (loss) from continuing operations attributable to Ensco shares 28.3 (9.0) 7.0 26.3 Earnings (loss) per share from continuing operations 0.10 (0.03) 0.02 0.09

3 Contract Intangible Asset Amortization In $ millions 1Q 2Q 3Q 4Q FY 2017 n/a n/a n/a 16.1 16.1 2018E 2.0 3.8 2.8 2.8 11.4 2019E 2.6 2.6 0.6 - 5.8 Under purchase accounting rules, drilling contracts were measured at fair value based on market rates at the date of acquisition. Since we acquired drilling contracts that were above current market rates, we established a contract intangible asset that will be amortized against revenue over the remaining term of these contracts as follows:

4 Transaction Costs In $ millions 1Q17 2Q17 3Q17 4Q17 FY17 Contract Drilling Expense n/a - 0.4 7.0 7.4 G&A Expense n/a 4.2 5.1 42.4 51.7 Total n/a 4.2 5.5 49.4 59.1 In $ millions 1Q18E 2Q18E 3Q18E 4Q18E FY18E Contract Drilling Expense 8.5 3.1 0.5 0.6 12.7 G&A Expense 3.9 0.8 0.1 0.0 4.8 Total 12.4 3.9 0.6 0.6 17.5 Total transaction costs of $98 million includes approximately $21 million of costs incurred by Atwood prior to the acquisition closing on 6 October 2017

5 Bargain Purchase Gain In $ millions December 31, 2017 Assets Cash and cash equivalents 445.4 Accounts receivable 62.3 Other current assets 118.1 Property and equipment 1,762.0 Other assets 23.7 Liabilities Accounts payable and accrued liabilities (64.9) Other liabilities (118.7) Net assets acquired 2,227.9 Merger consideration (781.8) Repayment of Atwood debt (1,305.9) Bargain purchase gain 140.2 The provisional amounts of acquired Atwood assets and liabilities assumed are based on preliminary estimates of their fair values as of the acquisition date

6 Net Income (Loss) to Adjusted EBITDA Reconciliation In $ millions Three Months Ended December 31 2017 2016 Net income (loss) (207.1) 40.5 Income from discontinued operations, net of tax (1.4) (9.9) Income (loss) from continuing operations (208.5) 30.6 Income tax expense 42.4 3.9 Interest expense 57.2 56.3 Other income (144.5) (10.1) Operating income (loss) (253.4) 80.7 Depreciation expense 119.5 110.2 Amortization, net (5.4) (25.6) Loss on impairment 182.9 - Gain on asset disposals (0.4) (1.2) Transaction costs 49.4 - Adjusted EBITDA 92.6 164.1

7 Liquidity and Capital Resources Pro Forma vs. Actual In $ millions As of December 31, 2017 Pro Forma Actual Total debt 5,057.5 4,750.7 Cash and cash equivalents 721.6 445.4 Short-term investments 440.0 440.0 Net debt 3,895.9 3,865.3 Total capital 12,613.2 12,597.4 Net debt-to-capital 30.9% 30.7%

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